Barristers & Solicitors                     Ballem MacInnes




Our File No.:  11103.004


March 7, 1997


Attention:

HealthCare Capital Corp.
111 SW 5th Avenue
Suite 2390
Portland, Oregon
U.S.A.   97204


Dear Sirs:

         Re:      HealthCare Capital Corp. - Form SB-2 Registration

                  We have acted as Alberta counsel for HealthCare Capital Corp., a body corporate organized under the laws of Alberta ("HealthCare") in connection with the preparation of the Registration Statement on Form SB-2 to be filed by HealthCare with the Securities and Exchange Commission (the "SEC") on or shortly after February 24, 1997 (the "Registration Statement"), respecting the proposed resale of 25,312,814 common shares without par value of HealthCare (the Offered Shares") by the Selling Shareholders identified in the Registration Statement.

         The Offered Shares are comprised of the following:

         (i)      9,917,598 shares which are presently issued and outstanding;

         (ii) A total of 6,449,658 shares (the "Warrant Shares") which are issuable upon the exercise or deemed exercise of special warrants issued and sold by HealthCare in September and December of 1996 (the "Warrants")'

         (iii) A total of 6,449,658 shares (the "Purchase Warrant Shares") which are issuable upon the exercise of purchase warrants (the "Purchase Warrants") which are to be issued upon the exercise or deemed exercise of the Warrants;


               1800 First Canadian Centre, 350 - 7th Avenue S.W.,
                            Calgary, Alberta T2P 3N9
                Telephone (403) 292-9800 Facsimile (403) 233-8979





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         (iv)     A total of 495,900  shares  (the  "Option  Shares")  which are issuable upon the exercise of purchase warrants (the "Option Warrants") issuable upon the exercise of options granted to the placement agents in connection with sales of Warrants in September and December 1996; and

         (v) a total of 2,000,000 shares (the "Note Shares") which are issuable upon exercise of the conversion rights associated with convertible promissory notes (the "Notes") issued by HealthCare in connection with the acquisition of the Midwest Division of Hearing Health Services, Inc., in October 1996.

                  In our capacity as Alberta counsel for HealthCare, we have made such investigations and have reviewed such other documents as we have deemed necessary or appropriate under the circumstances, and have made such examinations of law as we have deemed appropriate for the purpose of giving the opinions expressed herein.

                  We also have been furnished with and have examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of HealthCare, agreements and other instruments, certificates of officers and representatives of HealthCare, certificates of public officials and other documents as we have deemed necessary or relevant as a basis for the opinion hereinafter expressed.

                  In making such examinations, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as certified copies or photocopies; (iv) the authority of all persons signing documents examined by us except as to persons signing documents on behalf of HealthCare; and (v) the identity and capacity of all individuals acting or purporting to act as public officials.

                  Based on the foregoing, we are of the opinion that:

1. The Warrant Shares have been duly authorized and when the Warrants have been duly exercised or deemed to be exercised, the Warrant Shares will be validly issued, fully paid and non-assessable.

2. The Purchase Warrant Shares have been duly authorized and when the Purchase Warrants have been duly exercised and the Purchase Warrant Shares have been duly delivered against payment therefor pursuant to the terms of the Purchase Warrants the Purchase Warrant Shares will be validly issued, fully paid and non-assessable.

3. The Option Shares have been duly authorized and when the Option Warrants have been duly exercised and the Option Shares have been duly delivered against payment therefor pursuant to the terms of the Option Warrants, the Option Shares will be validly issued, fully paid and non-assessable.




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4.       The Note Shares have been duly  authorized  and when the holders of the
         Notes have duly exercised their rights of conversion thereunder, the Note Shares will be validly issued, fully paid and non-assessable.

5. The Offered Shares which are not Warrant Shares, Purchase Warrant Shares, Option Shares or Note Shares have been validly issued and are fully paid and non-assessable.

6. The statements in the prospectus included in the Registration Statement (the "Prospectus") under the heading "Service and Enforcement of Legal Process" to the extent that such matters represent matters of law or legal conclusions, are accurate and complete statements or summaries of the matters set forth therein.

                  We express no opinion as to matters of law in jurisdictions other than the Province of Alberta and the laws of Canada applicable in such province.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the use of our name under the headings "Legal Matters" and "Service and Enforcement of Legal Process" in the Prospectus.

                                           Yours very truly,

                                           BALLEM MacINNES




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